Exhibit 10.1

EXECUTION VERSION

Reference Number: 6797014	Account Number: 02304957

MORGAN STANLEY & CO. INCORPORATED
1585 BROADWAY
NEW YORK, NY 10036-8293
(212) 761-4000

August 26, 2010

Fixed Dollar Accelerated Share Repurchase Transaction

Charles River Laboratories International, Inc.

251 Ballardvale Street

Wilmington, MA 01887

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Morgan Stanley & Co. Incorporated (“MSCO”) and Charles River Laboratories International, Inc. (the “Issuer”) on the Trade Date specified below (the “Transaction”).  This confirmation constitutes a “Confirmation” as referred to in the Agreement specified below.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (as published by the International Swaps and Derivatives Association, Inc. (“ISDA”)) (the “Equity Definitions”) are incorporated into this Confirmation.  In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation will govern.  Any reference to a currency shall have the meaning contained in Annex A to the 1998 ISDA FX and Currency Option Definitions, as published by ISDA.

1.  This Confirmation evidences a complete and binding agreement between MSCO and Issuer as to the terms of the Transaction to which this Confirmation relates.  This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if MSCO and Issuer had executed an agreement in such form without any Schedule.  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

2.  The terms of the particular Transaction to which this Confirmation relates are as follows:

GENERAL TERMS:

Trade Date:	As specified in Schedule I

Buyer:	Issuer

Seller:	MSCO

Shares:	Common Stock of Issuer (Ticker: CRL)

Number of Shares:	The number of Shares delivered in accordance with Physical Settlement below.

Forward Price:	A price per Share (as determined by the Calculation Agent) equal to (i) the arithmetic mean (not a weighted average) of the 10b-18 VWAPs on all Observation Dates during the

Calculation Period (subject to Averaging Date Disruption) minus (ii) the Discount (as specified in Schedule I)

10b-18 VWAP:

For each Observation Date that is a Trading Day during the Calculation Period, and for each Settlement Averaging Date that is a Trading Day during any Settlement Valuation Period, a price per share (as determined by the Calculation Agent) equal to the volume-weighted average price of the Rule 10b-18 eligible trades in the Shares for such Trading Day as determined by reference to the screen entitled “CRL <Equity> AQR SEC” or any successor page as reported by Bloomberg L.P. (without regard to pre-open or after hours trading outside of any regular trading session for such Trading Day or block trades (as defined in Rule 10b-18(b)(5) of the Securities Exchange Act of 1934 as amended (the “Exchange Act”)) on such Trading Day).

Observation Dates:	As specified in Schedule I

Calculation Period:

The period from and including the first Observation Date that is a Trading Day that occurs on or after the Prepayment Date to but excluding the relevant Valuation Date; provided, however, that if the Valuation Date is the Scheduled Valuation Date, then the Valuation Date shall be included in the Calculation Period.

Trading Day:	Any Exchange Business Day that is not a Disrupted Day.

Initial Shares:	As specified in Schedule I

Initial Share Delivery Date:

One Exchange Business Day following the Trade Date. On the Initial Share Delivery Date, Seller shall deliver a number of Shares equal to the Initial Shares to Buyer in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date deemed to be a “Settlement Date” for purposes of such Section 9.4.

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule I

Commission Amount:	As specified in Schedule I

Adjustment Amount:	As specified in Schedule I

Structuring Fee:	As specified in Schedule I

Prepayment Date:	One Exchange Business Day following the Trade Date. On the Prepayment Date, Buyer shall pay to Seller the Prepayment Amount, the Commission Amount, the Adjustment Amount and the Structuring Fee.

Exchange:	The New York Stock Exchange

Related Exchange:	The primary exchange on which options or futures on the relevant Shares are traded.

Market Disruption Event:

The definition of “Market Disruption Event” in Section 6.3(a) of the Equity Definitions is hereby amended by deleting the words “at any time during the one-hour period that ends at the relevant Valuation Time” in the third line thereof.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Averaging Date Disruption:

Modified Postponement, determined as if (a) each Observation Date or each Settlement Averaging Date, as the case may be, were an Averaging Date and (b) the Scheduled Valuation Date (as defined herein) or the final Settlement Averaging Date, as the case may be, were the final Averaging Date.

Notwithstanding anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Observation Date or Settlement Averaging Date (i) the Calculation Agent may extend the Calculation Period or Settlement Valuation Period, as the case may be, by one Observation Date or Settlement Averaging Date, as the case may be, unless the Disrupted Day is deemed to be an Observation Date or Settlement Averaging Date, as the case may be, in accordance with Section 6.7(c)(iii)(A)(1) of the Equity Definitions, and (ii) the Calculation Agent may, if appropriate in light of market conditions, regulatory considerations or otherwise, determine that the relevant Observation Date or Settlement Averaging Date, as the case may be, is a Disrupted Day only in part, in which case such Disrupted Day shall be deemed to be a Trading Day and the Calculation Agent shall (x) determine the 10b-18 VWAP for such Disrupted Day based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event and (y) determine the Forward Price or Cash Settlement Price, as the case may be, based on an appropriately weighted average instead of the arithmetic average described in the definition thereof.

VALUATION:

Valuation Time:	The Scheduled Closing Time on the relevant Exchange

Valuation Date:

The earlier of (i) the Scheduled Valuation Date (as specified in Schedule I) and (ii) any date after the Lock-Out Date (as specified in Schedule I) specified by MSCO as a Valuation Date, in each case, subject to extension in accordance with “Averaging Date Disruption” above or Section 10 below; provided, however, that if a Valuation Date occurs pursuant to clause (ii) above, then notice of the designation of a Valuation Date must be given to Issuer by no later than 9:00am New York City time on the second Exchange Business Day following such Valuation Date.

On each Valuation Date, Calculation Agent shall calculate the Settlement Amount.

SETTLEMENT TERMS:

Settlement Method Election:	If the Settlement Amount is less than zero, Settlement Method Election shall be applicable. Otherwise, Physical Settlement shall be applicable.

Default Settlement Method:	Cash Settlement

Electing Party:	Buyer

Settlement Method Election Date:	(i) If the relevant Valuation Date occurs on the Scheduled Valuation Date, the Valuation Date; and

(ii) If the relevant Valuation Date occurs prior to the Scheduled Valuation Date, the later of (x) such Valuation Date and (y) the Exchange Business Day immediately following the date Buyer receives notice from Seller of such Valuation Date.

Physical Settlement:

Notwithstanding Section 9.2 of the Equity Definitions, on the Settlement Date, Seller shall deliver to Buyer a number of Shares equal to (a) (i) the Prepayment Amount divided by (ii) the Forward Price as determined on the relevant Valuation Date, minus (b) the Initial Shares (such number of Shares, the “Settlement Amount”), rounded to the nearest whole number of Shares; provided, however, that if the Settlement Amount is less than zero, then Buyer shall deliver to Seller a number of Shares equal to 102% of the absolute value of the Settlement Amount (such number of Shares, the “Payment Shares”).

Section 9.11 of the Equity Definitions is hereby modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is the Issuer of the Shares.

Settlement Currency:	USD

Settlement Date:

Three Exchange Business Days after (x) the relevant Valuation Date (in the case of Physical Settlement) or (y) the final Settlement Averaging Day in the relevant Settlement Valuation Period (in the case of Cash Settlement) or, in either case, if such date is not a Clearance System Business Day or if there is a Settlement Disruption Event on such day, the immediately succeeding Clearance System Business Day on which there is no Settlement Disruption Event.

Cash Settlement:	Notwithstanding Section 8.4(b) of the Equity Definitions, Buyer shall pay to Seller on the Settlement Date an amount in cash equal to the Cash Settlement Amount.

Cash Settlement Amount:	The product of the absolute value of the Settlement Amount and the Cash Settlement Price.

Cash Settlement Price:

A price per Share (as determined by the Calculation Agent) equal to the arithmetic mean (not a weighted average) of the 10b-18 VWAPs on all Settlement Averaging Dates during the Settlement Valuation Period (subject to Averaging Date Disruption).

Settlement Valuation Period:

A period consisting of a number of consecutive Scheduled Trading Days (each, a “Settlement Averaging Day”) determined by the Calculation Agent in a commercially reasonable manner and notified to the parties on the first day thereof, beginning on the first Scheduled Trading Day following the later of (x) the Settlement Method Election Date and (y) the relevant Valuation Date.

Consequences of Settlement:

For the avoidance of doubt, upon the date that Buyer satisfies its obligation to (i) deliver the Payment Shares to Seller pursuant to “Physical Settlement” above or (ii) pay the Cash Settlement Amount to Seller pursuant to “Cash Settlement” above, then Buyer shall have no further delivery or payment obligations with respect to the Transaction and the Transaction shall be deemed to have been settled as of such date.

SHARE ADJUSTMENTS:

Potential Adjustment Event:	Notwithstanding anything to the contrary in Section 11.2(e) of the Equity Definitions, the declaration or payment of an Extraordinary Dividend shall not constitute a Potential Adjustment Event

Extraordinary Dividend:

Any dividend or distribution on the Shares with an ex-dividend date occurring during the Calculation Period or any Settlement Valuation Period (other than any dividend or distribution of the type described in Section 11.2(e)(i) or Section 11.2(e)(ii)(A) or (B) of the Equity Definitions).

Method of Adjustment:

Calculation Agent Adjustment; provided that if the Calculation Period or any Settlement Valuation Period is suspended or extended hereunder, such suspension or extension shall constitute a Potential Adjustment Event, in which case the Calculation Agent may, in its commercially reasonable discretion, adjust any relevant terms of the Transaction as the Calculation Agent determines appropriate to account for the economic effect on the Transaction of such suspension or extension. In the case of a suspension pursuant to Section 10, the Calculation Agent shall make such adjustments prior to the period of suspension, if it is practical to do so. Otherwise, and in all cases of a suspension as contemplated under “Averaging Date Disruption” above, the Calculation Agent shall make such adjustments promptly following the period of suspension.

EXTRAORDINARY EVENTS:

Consequences of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Cancellation and Payment on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration

Share-for-Combined:	Modified Calculation Agent Adjustment

Tender Offer:	Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%” in the third line thereof.

CONSEQUENCES OF TENDER OFFERS:

Share-for-Share:	Modified Calculation Agent Adjustment

Share-for-Other:	Modified Calculation Agent Adjustment

Share-for-Combined:	Modified Calculation Agent Adjustment

For purposes of the Transaction, the definition of Merger Date in Section 12.1(c) of the Equity Definitions shall be amended to read, “Merger Date shall mean the Announcement Date.”  For purposes of the Transaction, the definition of Tender Offer Date in Section 12.1(e) of the Equity Definitions shall be amended to read, “Tender Offer Date shall mean the Announcement Date.”

Composition of Combined Consideration:	Applicable

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination)

Additional Disruption Events:

Change in Law:	Applicable

Insolvency Filing:	Applicable

Hedging Disruption:	Applicable

Loss of Stock Borrow:	Applicable; provided that Section 12.9(a)(vii) of the Equity Definitions is hereby amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” at the end thereof.

Increased Cost of Stock Borrow: Initial Stock Loan Rate:	Applicable 25bps

Determining Party:	For all Extraordinary Events, MSCO

Hedging Party:	For all Additional Disruption Events, MSCO

Non-Reliance:	Applicable

AGREEMENTS AND ACKNOWLEDGMENTS:

Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

MSCO. The Calculation Agent shall deliver, within five Exchange Business Days of a written request by Buyer, a written explanation of any calculation or adjustment made by the Calculation Agent, including, where applicable, the methodology and data applied; provided, however, that nothing in this provision shall require Calculation Agent to disclose any proprietary models or violate applicable laws, regulations or policies or contractual obligations in connection with delivery of such explanation.

4. Account Details:	To be provided.

5.                                       (a) Nationalization, Insolvency or Delisting.  The words “the Transaction will be cancelled,” in the first line of Section 12.6(c)(ii) are replaced with the words “MSCO will have the right to cancel the Transaction,”.

(b)  Additional Termination Event.  The declaration of any Extraordinary Dividend by Issuer during the period from and including the Trade Date to but excluding the final Valuation Date shall constitute an Additional Termination Event with the Transaction as the only “Affected Transaction” and Issuer as the sole “Affected Party”.

(c) For the avoidance of doubt, the Transaction shall be deemed to be a “Share Forward Transaction” for purposes of the Equity Definitions.

(d) The proviso appearing in parentheses beginning on the fifth row from the end of Section 11.2(c) is removed.

(e) The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (ii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof, (iv) inserting the words “or, in the case of an announcement by the Issuer, to explore the possibility of engaging in” after the words “engage in” in the second line thereof, and (v) inserting the words “or, in the case of an announcement by the Issuer, to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereof.

(f) The definition of “Change in Law” provided in Section 12.9(a)(ii) of the Equity Definitions is hereby amended by replacing the phrase “the interpretation” in the third line thereof with the phrase “or public announcement of the formal or informal interpretation”.  Any determination as to whether (A) the adoption of or any change in any applicable law or regulation (including, without limitation, any tax law) or (B) the promulgation of or any change in or public announcement of the formal or informal interpretation by any court, tribunal or regulatory authority with competent jurisdiction of any applicable law or regulation (including any action taken by a taxing authority), in each case, constitutes a “Change in Law” shall be made without regard to Section 739 of the Wall Street Transparency and Accountability Act of 2010.

6.  Certain Payments and Deliveries by MSCO.  Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and MSCO would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and MSCO would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and MSCO would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions (iv) an Additional Disruption Event occurs and MSCO would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and MSCO would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions, then Issuer shall have the option to require MSCO to settle such payment amount in Shares in lieu of a cash payment (any such payment described in Sections 6(i), (ii), (iii), (iv) or (v) above, an “MSCO Payment Amount”).  If Issuer elects for MSCO to settle an MSCO Payment Amount in Shares, then on the date such MSCO Payment Amount is due, MSCO shall deliver to Buyer a number of Shares (the “MSCO Payment Shares”) with a market value equal to the MSCO Payment Amount on such date, as determined by the Calculation Agent in a commercially reasonable manner; provided that MSCO may defer the date on which such MSCO Payment Shares are due if it reasonably determines that it is not practical on such date to deliver the full number of MSCO Payment Shares.

7.  Certain Payments and Deliveries by Issuer.  Notwithstanding anything to the contrary herein, or in the Equity Definitions, if at any time (i) an Early Termination Date occurs and Issuer would be required to make a payment pursuant to Sections 6(d) and 6(e) of the Agreement, (ii) a Tender Offer occurs and Issuer would be required to make a payment pursuant to Sections 12.3 and 12.7 of the Equity Definitions, (iii) a Merger Event occurs and Issuer would be required to make a payment pursuant to Sections 12.2 and 12.7 of the Equity Definitions, (iv) an Additional Disruption Event occurs and Issuer would be required to make a payment pursuant to Sections 12.8 and 12.9 of the Equity Definitions or (v) a Nationalization, Insolvency or Delisting occurs and Issuer would be required to make a payment pursuant to Sections 12.6 and 12.7 of the Equity Definitions (any such payment described in Sections 7(i), (ii), (iii),  (iv) or (v) above, an “Early Settlement Payment”), then Issuer shall have the option, in lieu of making such cash payment, to settle its payment obligations under Sections 7(i), (ii), (iii), (iv) or (v) above in Shares (such Shares, the “Early Settlement Shares”).  In order to elect to deliver Early Settlement Shares, (i) Issuer must notify MSCO of its election by no later than 4 p.m. EST on the date that is three Exchange Business Days before the date that the Early Settlement Payment is due, (ii) Issuer must specify whether such Early Settlement Shares are to be sold by means of a registered offering or by means of a private placement and (iii) Issuer must comply with the provisions set forth in Section 8 below on each day Early Settlement Shares are to be sold by Seller in connection with Buyer’s election to deliver Early Settlement Shares in connection with the settlement of an Early Settlement Payment.

8.                                       Provisions Relating to Delivery of Early Settlement Shares.

If Issuer elects to deliver Early Settlement Shares and Make-Whole Shares (as defined below), Issuer must comply with the following provisions:

(a) Issuer may only elect to deliver Early Settlement Shares and Make-Whole Shares by means of a registered offering if the following conditions are satisfied:

(i) On the later of (A) the Trading Day following the Issuer’s election to deliver Early Settlement Shares and any Make-Whole Shares by means of a registered offering (the “Registration Notice Date”), and (B) the date on which the Registration Statement (as defined below) is declared effective by the Securities and Exchange Commission (the “SEC”) or becomes effective (the “Registered Share Delivery Date”), the Issuer shall deliver to MSCO a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) the per Share market value of the Shares on the date of such delivery as reasonably determined by the Calculation Agent.

(ii) Promptly following the Registration Notice Date, the Issuer shall file with the SEC a registration statement (“Registration Statement”) covering the public resale by MSCO of the Early Settlement Shares and any Make-Whole Shares (collectively, the “Registered Securities”) on a continuous or delayed basis pursuant to Rule 415 (or any similar or successor rule), if available, under the Securities Act; provided that no such filing shall be required pursuant to this paragraph (ii) if the Issuer shall have filed a similar registration statement with unused capacity at least equal to the relevant Early Settlement Payment and such registration statement has become effective or been declared effective by the SEC on or prior to the Registration Notice Date and no stop order is in effect with respect to such registration statement as of the Registration Notice Date.  The Issuer shall use its commercially reasonable efforts to file an automatic shelf registration statement or have the Registration Statement declared effective by the SEC as promptly as possible.

(iii) Promptly following the Registration Notice Date, the Issuer shall afford MSCO a reasonable opportunity to conduct a due diligence investigation with respect to the Issuer customary in scope for underwritten offerings of equity securities of similar size by similar issuers (including, without limitation, the availability of senior management to respond to questions regarding the business and financial condition of the Issuer and the right to have made available to MSCO for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by MSCO), and MSCO shall be satisfied in all material respects with the results of such due diligence investigation of the Issuer.  For the avoidance of doubt, the Issuer shall not have the right to deliver Shares pursuant to this Section 8(a) (and the conditions to delivery of Early Settlement Shares specified in this Section 8(a) shall not be satisfied) until MSCO is satisfied in all material respects with the results of such due diligence investigation of the Issuer.

(iv) From the effectiveness of the Registration Statement until all Registered Securities have been sold by MSCO, the Issuer shall, at the request of MSCO, make available to MSCO a printed prospectus relating to the Registered Securities in form and substance (including, without limitation, any sections describing the plan of distribution) satisfactory to MSCO (a “Prospectus”, which term shall include any prospectus supplement thereto), in such quantities as MSCO shall reasonably request.

(v) The Issuer shall use its commercially reasonable efforts to prevent the issuance of any stop order suspending the effectiveness of the Registration Statement or of any order preventing or suspending the use of any Prospectus and, if any such order is issued, to obtain the lifting thereof as soon thereafter as is possible.  If the Registration Statement, the Prospectus or any document incorporated therein by reference contains a misstatement of a material fact or omits to state a material fact required to be stated therein or necessary to make any statement therein not misleading, the Issuer shall as promptly as practicable file any required document and prepare and furnish to MSCO a reasonable number of copies of such supplement or amendment thereto as may be necessary so that the Prospectus, as thereafter delivered to the purchasers of the Registered Securities will not contain a misstatement of a material fact or omit to state a material fact required to be stated therein or necessary to make any statement therein not misleading.

(vi) On or prior to the Registered Share Delivery Date, the Issuer shall enter into an agreement (a “Transfer Agreement”) with MSCO (or any affiliate of MSCO designated by MSCO) in connection with the public resale of the Registered Securities, substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size by similar issuers, in form and substance satisfactory to MSCO (or such affiliate), which Transfer Agreement shall (without limitation of the foregoing):

(A) contain provisions substantially similar to those contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, MSCO and its affiliates,

(B) provide for delivery to MSCO (or such affiliate) of customary opinions (including, without limitation, accounting comfort letters, opinions relating to the due authorization, valid issuance and fully paid and non-assessable nature of the Registered Securities and a negative assurance letter regarding the lack of material misstatements and omissions in the Registration Statement, the Prospectus and the Issuer’s filings under the Exchange Act); and

(C) provide for the payment by the Issuer of all fees and expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for MSCO (or such affiliate), but such Transfer Agreement shall not provide for any underwriter discount or commission.

(vii) On the Registered Share Delivery Date, a balance (the “Settlement Balance”) shall be established with an initial balance equal to the applicable amount of the relevant Early Settlement Payment.  Following the delivery of Early Settlement Shares or any Make-Whole Shares, Seller shall sell all such Early Settlement Shares or Make-Whole Shares in a commercially reasonable manner.

(viii) At the end of each day upon which sales have been made, the Settlement Balance shall be (A) reduced by an amount equal to the aggregate proceeds received by MSCO upon settlement of the sale of such Shares, and (B) increased by an amount (as reasonably determined by the Calculation Agent) equal to the then-current Settlement Balance as of the close of business on such day multiplied by overnight LIBOR, as determined by the Calculation Agent.

(ix) If, on any date, the Settlement Balance has been reduced to zero but not all of the Early Settlement Shares have been sold, no additional Early Settlement Shares shall be sold and MSCO shall promptly deliver to the Issuer (A) any remaining Early Settlement Shares and (B) if the Settlement Balance has been reduced to an amount less than zero, an amount in cash equal to the absolute value of the then-current Settlement Balance.

(x) If, on any date, all of the Early Settlement Shares have been sold and the Settlement Balance has not been reduced to zero, the Issuer shall promptly deliver to MSCO an additional number of Shares (“Make-Whole Shares”) equal to (A) the Settlement Balance as of such date divided by (B) the per Share market value of the Shares on the date of such delivery as reasonably determined by the Calculation Agent.  This clause (x) shall be applied successively until the Settlement Balance is reduced to zero or the aggregate number of Early Settlement Shares and Make Whole Shares is equal to the Share Cap.

(xi)  If at any time the number of Shares covered by the Registration Statement is less than the number of Registered Securities required to be delivered pursuant to this Section 8(a), the Issuer shall, at the request of MSCO, file additional registration statement(s) to register the sale of all Registered Securities required to be delivered to MSCO.

(xii) The Issuer shall cooperate with MSCO and use its reasonable best efforts to take any other action necessary to effect the intent of the provisions set forth in this Section 8(a).

(b)  If Issuer timely elects to deliver Early Settlement Shares and Make-Whole Shares by means of a private placement, the following provisions shall apply:

(i)   All Early Settlement Shares and Make-Whole Shares shall be delivered to the Seller (or any affiliate of the Seller designated by the Seller) pursuant to the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof.

(ii)   Seller and any potential purchaser of any such Shares from the Seller (or any affiliate of the Seller designated by the Seller) identified by Seller shall have been afforded a commercially reasonable opportunity to conduct a due diligence investigation with respect to Issuer customary in scope for private placements of equity securities of similar size by similar issuers (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them) and Buyer shall not be required to disclose material non-public information in connection with such due diligence investigation.

(iii)  An agreement (a “Private Placement Agreement”) shall have been entered into between Issuer and the Seller (or any affiliate of the Seller designated by the Seller) in connection with the private placement of such Shares by Issuer to the Seller (or any such affiliate) and the private resale of such Shares by the Seller (or any such affiliate), substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size by similar issuers, in form and substance commercially reasonably satisfactory to the Seller and the Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those contained in such private placement purchase agreements relating to the indemnification of, and contribution in connection with the liability of, the Seller and its affiliates, and shall provide for the payment by Issuer of all fees and expenses in connection with such resale, including all reasonable fees and expenses of one counsel for the Seller but not including any underwriter, initial purchaser or broker discounts and commissions, and shall contain representations, warranties and agreements of Issuer and Seller reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales.

(iv)  If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, neither Issuer nor Seller shall take or cause to be taken any action that would make unavailable either (i) the exemption set forth in Section 4(2) of the Securities Act for the sale of any Early Settlement Shares or Make-Whole Shares by Issuer to the Seller or (ii) an exemption from the registration requirements of the Securities Act reasonably acceptable to the Seller for resales of Early Settlement Shares and Make-Whole Shares by the Seller.

(v) On the date requested by MSCO, (A) Issuer shall deliver a number of Early Settlement Shares equal to the quotient of (I) the relevant Early Settlement Payment divided by (II) a per share value, determined by MSCO in a commercially reasonable manner and which may be based on indicative bids from institutional “accredited investors” (as defined in Rule 501 under the Securities Act of 1933, as amended (the “Securities Act”)) and (B) the provisions of Sections 8(a)(vii) —(x) shall apply to the Early Settlement Shares delivered pursuant to this Section 8(b)(v).  For purposes of applying the foregoing, the Registered Share Delivery Date referred to in 8(a)(vii) shall be the date on which Issuer delivers the Early Settlement Shares.

(c)  The provisions of Section 8(b) shall apply to any then-current Settlement Balance if (i) on any given day, Issuer cannot satisfy any of the conditions of Section 8(a) or (ii) for a period of at least ten (10) consecutive Exchange Business Days, MSCO has determined that it is inadvisable to effect sales of Registered Securities.

(d)  If Issuer elects to deliver Early Settlement Shares to satisfy its payment obligation of an Early Settlement Payment, then, if necessary, Issuer shall use its commercially reasonable efforts to cause the number of authorized but unissued Shares of Common Stock to be increased to an amount sufficient to permit Issuer to fulfill its obligations to satisfy its payment obligation of an Early Settlement Payment by delivering Early Settlement Shares.

9.  Special Provisions for Merger Events.  Notwithstanding anything to the contrary herein or in the Equity Definitions, Issuer agrees that it (i) will not during the period commencing on the Trade Date for the Transaction through the last Valuation Date for such Transaction make any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares.  To the extent that such announcement occurs during the term of the Transaction and does not cause the Transaction to terminate in whole under the provisions of “Extraordinary Event” in paragraph 2 above:

(a) As soon as practicable following the public announcement of such potential Merger Transaction, Issuer shall provide MSCO with written notice of such announcement;

(b) Promptly after request from MSCO, Issuer shall provide MSCO with written notice specifying (i) Issuer’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the Announcement Date that were not effected through MSCO or its affiliates and (ii) the number of Shares purchased pursuant to the block purchase proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the Announcement Date.  Such written notice shall be deemed to be a certification by Issuer to MSCO that such information is true and correct.  Issuer understands that MSCO will use this information in calculating the trading volume for purposes of Rule 10b-18; and

(c) Buyer acknowledges that such announcement could result in a Regulatory Disruption (as defined below) pursuant to Section 10 below.

“Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization of Issuer as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act (other than any such transaction in which the consideration consists solely of cash and there is no valuation period).

10.  Regulatory Disruption.  In the event that Seller reasonably determines, based on the advice of counsel, that it is appropriate with regard to any legal, regulatory or self-regulatory requirements or related policies and procedures that Seller generally applies to transactions of this type (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Seller, and including, without limitation, Rule 10b-18, Rule 10b-5, Regulation 13D-G and Regulation 14E, “Requirements”), for Seller to refrain from purchasing Shares or to purchase fewer than the number of Shares Seller would otherwise purchase on any Trading Day during the duration of the Transaction, then Seller may, in its reasonable discretion, deem a Market Disruption Event to have occurred on such day (a “Regulatory Disruption”). Seller shall notify the Issuer upon the exercise of Seller’s rights pursuant to this Section 10 and shall subsequently notify the Issuer on the day Seller believes that the circumstances giving rise to such exercise have changed.

11.  Covenants.

(a) The Buyer covenants and agrees:

(i)  that during the Calculation Period and any Settlement Valuation Period, Buyer shall not, and shall cause its affiliates (as defined in Rule 10b-18) not to, directly or indirectly (which shall be deemed to include the writing or purchase of any cash-settled derivative instrument) purchase Shares (or any security convertible into or exchangeable for Shares) without the prior written approval of Seller, except for any privately negotiated transactions that would not reasonably be expected to lead to any open market purchases of Shares;

(ii)  that it is not relying, and has not relied, upon Seller or any of its representatives or advisors with respect to the legal, accounting, tax or other implications of the Transaction and that it has conducted its own analyses of the legal, accounting, tax and other implications of the Transaction, and that Seller and its affiliates may from time to time effect transactions for their own account or the account of customers and hold positions in securities or options on securities of the Buyer and that Seller and its affiliates may continue to conduct such transactions during the term of the Transaction; and

(iii)  that, if Buyer reasonably concludes that it or any of its affiliates will take any action that would cause Regulation M under the Exchange Act (“Regulation M”), to be applicable to any purchases of Shares, or any security for which Shares is a reference security (as defined in Regulation M), by Buyer or any affiliated purchasers (as defined in Regulation M) during the Calculation Period or any Settlement Valuation Period, Buyer will provide Seller with written notice of such fact at least one Scheduled Trading Day prior to the beginning of the applicable restricted period under Regulation M.  Buyer acknowledges that delivery of any such notice could result in a Regulatory Disruption pursuant to Section 10 above.

(b) Delivery of Additional Initial Shares.

(i) The Seller covenants that if at any time Seller is able, using its commercially reasonable efforts, to borrow Shares in excess of the then-current number of Initial Shares at a rate less than or equal to the Initial Stock Loan Rate, Seller shall so notify Buyer and Buyer shall have the right to request that Seller promptly deliver such excess Shares to Buyer; provided that (x) the total number of Shares delivered pursuant to this Section 11(b)(i) shall not exceed 2,000,000 and (y) Seller shall have no obligation to deliver Shares pursuant to this Section 11(b)(i) unless the number of Shares so delivered would be equal to or greater than 500,000.

(ii)  Furthermore, Seller may offer to increase the number of Initial Shares at any time during the Calculation Period.  In such a case, Seller shall notify Buyer of the amount by which it would like to increase the number of Initial Shares and Buyer shall have the right to request that Seller promptly deliver such Shares to Buyer.

12.  Representations, Warranties and Acknowledgments.

(a) The Buyer hereby represents and warrants to Seller that:

(i)  as of the date hereof, (A) all reports and other documents filed by Buyer with the SEC pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they are made, not misleading and (B) Buyer agrees not to alter or deviate from the terms of the Transaction or enter into or alter a corresponding or hedging transaction or position with respect to the Shares (including, without limitation, with respect to any securities convertible or exchangeable into the Shares) during the term of the Transaction;

(ii)  the transactions contemplated by this Confirmation have been authorized under Buyer’s publicly announced program to repurchase Shares;

(iii)  the Buyer is not entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress the price of the Shares (or any security convertible into or exchangeable for Shares), in each case in violation of the Exchange Act; and

(iv)  the Buyer is as of the date hereof, and after giving effect to the transactions contemplated hereby will be, Solvent.  As used in this paragraph, the term “Solvent” means, with respect to a particular date, that on such date (A) the present fair market value (or present fair saleable value) of the assets of the Buyer is not less than the total amount required to pay the liabilities of the Buyer on its total existing debts and liabilities

(including contingent liabilities) as they become absolute and matured, (B) the Buyer is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and commitments as they mature and become due in the normal course of business, (C) assuming consummation of the transactions as contemplated by this Confirmation, the Buyer is not incurring debts or liabilities beyond its ability to pay as such debts and liabilities mature, (D) the Buyer is not engaged in any business or transaction, and does not propose to engage in any business or transaction, for which its property would constitute unreasonably small capital after giving due consideration to the prevailing practice in the industry in which the Buyer is engaged and (E) the Buyer is not a defendant in any civil action that could reasonably be expected to result in a judgment that Buyer is or would become unable to satisfy.

(b)  Seller and the Buyer each hereby acknowledges that any transactions by Seller in the Shares will be undertaken by Seller, as the case may be, as principal for its own account, except as provided in Sections 7 and 8, if applicable.  All of the actions to be taken by Seller in connection with the Transaction shall be taken by Seller independently and without any advance or subsequent consultation with the Buyer, except as specifically provided herein.

13.  Acknowledgements of Buyer Regarding Hedging and Market Activity.  Buyer agrees, understands and acknowledges that:

(a)                                  during the period from (and including) the Trade Date to (and including) the Settlement Date, Seller and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the transactions contemplated by this Confirmation;

(b)                                 Seller and its affiliates also may be active in the market for the Shares other than in connection with hedging activities in relation to the transactions contemplated by this Confirmation;

(c)                                  Seller shall make its own determination as to whether, when and in what manner any hedging or market activities in the Issuer’s securities shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to 10b-18 VWAP; and

(d)                                 any market activities of Seller and its affiliates with respect to the Shares may affect the market price and volatility of the Shares, as well as the 10b-18 VWAP, each in a manner that may be adverse to Buyer.

14.  The parties hereto agree and acknowledge that Seller is a “financial participant” within the meaning of Section 101(22) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that the Transaction is either (i) a “securities contract” as such term is defined in Section 741(7) of the Bankruptcy Code, in which case each payment and delivery made pursuant to the Transaction is a “settlement payment”, as such term is defined in Section 741(8) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 546(e) and 555 of the Bankruptcy Code, or (ii) a “swap agreement”, as such term is defined in Section 101(53B) of the Bankruptcy Code, in which case each party is a “swap participant”, as such term is defined in Section 101(53C) of the Bankruptcy Code, and that Seller is entitled to the protections afforded by, among other sections, Sections 362(b)(17), 546(g) and 560 of the Bankruptcy Code.

15.  Seller and Issuer hereby agree and acknowledge that Seller has authorized the Issuer and each of its employees, representatives and other agents to disclose the Transaction, including the tax treatment and tax structure thereof and all materials relating thereto, to any and all persons, and there are no express or implied agreements, arrangements or understandings to the contrary, and authorizes the Issuer to use any information that the Issuer receives or has received with respect to the Transaction in any manner.

16.  Treatment in Bankruptcy; No Setoff; No Collateral; Delivery of Cash.

(a)  In the event the Buyer becomes the subject of proceedings (“Bankruptcy Proceedings”) under the U.S. Bankruptcy Code or any other applicable bankruptcy or insolvency statute from time to time in effect, any rights or claims of Seller hereunder in respect of this transaction shall rank for all purposes no higher than, but on a parity with, the rights or claims of holders of Shares, and Seller hereby agrees that its rights and claims hereunder shall be subordinated to those of all parties with claims or rights against the Buyer (other than common stockholders) to the extent necessary to assure such ranking. Without limiting the generality of the foregoing, after the commencement of Bankruptcy Proceedings, the claims of Seller hereunder shall for all purposes have rights equivalent to the rights of a holder of a percentage of the Shares equal to the aggregate amount of such claims (the “Claim Amount”) taken as a percentage of the sum of (i) the Claim Amount and (ii) the aggregate fair market value of all outstanding Shares on the record date for distributions made to the holders of such Shares in the related Bankruptcy Proceedings.  Notwithstanding any right it might otherwise have to assert a higher priority claim in any such Bankruptcy Proceedings, Seller shall be entitled to receive a distribution solely to the extent and only in the form that a holder of such percentage of the Shares would be entitled to receive in such Bankruptcy Proceedings, and, from and after the commencement of such Bankruptcy Proceedings, Seller expressly waives any other rights or distributions to which it might otherwise be entitled in such Bankruptcy Proceedings in respect of its rights and claims hereunder.

(b)  Notwithstanding any provision of this Confirmation, the Agreement or any other agreement between the parties to the contrary, neither the obligations of the Buyer nor the obligations of Seller hereunder are secured by any collateral, security interest, pledge or lien.

(c)  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(d)  For the avoidance of doubt, nothing in this Confirmation or the Agreement shall be interpreted as requiring Buyer to deliver cash in respect of the settlement of the Transaction following payment by Buyer of the Prepayment Amount, except in circumstances where the required cash settlement thereof is permitted for classification of the contract as equity by ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity, as in effect on the Trade Date (including, without limitation, where Buyer elects to deliver cash in respect of the settlement of the Transaction).

17.  Share Cap.  Notwithstanding any other provision of this Confirmation or the Agreement to the contrary, in no event shall the Buyer be required to deliver to Seller a number of Shares that exceeds the Share Cap (as specified in Schedule I), subject to reduction by the number of Shares delivered hereunder by the Buyer on any prior date.

18.  Account Details:

Account for Payments to MSCO:	To be provided separately

Account for Payments to Issuer:	To be provided by Issuer

19.  Governing law: The laws of the State of New York.

EACH PARTY HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHTS TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS CONFIRMATION OR ANY TRANSACTION CONTEMPLATED HEREBY.

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Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to us by facsimile to the number provided on the attached facsimile cover page.

Confirmed as of the date first written above:

CHARLES RIVER LABORATORIES	MORGAN STANLEY & CO. INCORPORATED
INTERNATIONAL, INC.

By:	By:
Name:		Name:
Title:		Title: